Investor and Media Contact:
Reid Cox
(209) 926-3417
rcox@pacwest.com

Pac-West Telecomm Announces Fourth Quarter and Year-End 2004 Results

•	Revenues in the fourth quarter increased 10.7% from the third quarter while annual revenues decreased 7.9% from 2003
•
Non-cash asset impairment charges of $54.9 million taken in the fourth quarter resulted in a net loss of $55.6 million compared to a $3.1 million net loss in the third quarter, and a $75.0 million net loss in 2004 compared to $15.3 million net loss in 2003

•	Cash, cash equivalents and short-term investments increased to $42.8 million at the end of the fourth quarter from $34.0 million at the end of the third quarter, and $34.7 at the end of 2003
•	Minutes of use achieved record levels in the fourth quarter growing 5.3% from the third quarter, while annual minutes of use grew 7.2% from 2003

Stockton, CA - March 3, 2005 - Pac-West Telecomm, Inc. (Nasdaq: PACW), a provider of communications services to customers in the Western U.S., today announced its results for the fourth quarter and year ended December 31, 2004.

Hank Carabelli, Pac-West’s President and CEO, said, “2004 was a pivotal year for Pac-West. We achieved record minutes of use and favorable regulatory decisions in our Service Provider business, resulting in a stronger financial engine which will assist in funding our growth initiatives. We invested in network upgrades to aid in the transition to packet switching, replacing our modem banks and installing our first soft-switch to enable VoIP-related services. We initiated the development of new services such as launchVoiceSource, which enable providers of IP-based voice services to access Pac-West’s five-state infrastructure as an alternative to working with the incumbent carriers, such as SBC and Verizon, or building and managing their own infrastructure, which reduces their costs and accelerates time to market. We entered into an asset purchase agreement with TelePacific Communications to sell our enterprise customer bases, which we are on track to close in the first quarter of 2005.”

“In summary,” concluded Carabelli, “Pac-West is transitioning to a more efficient business model to not only participate in, but fuel the growth in VoIP which we believe will soon reach a tipping point in the marketplace.”

Pac-West’s total revenues for the fourth quarter 2004 increased 10.7% to $35.1 million from $31.7 million in the third quarter of 2004, and increased 24.9% from $28.1 million in the fourth quarter of 2003 due primarily to settlements of various disputes received from SBC California (SBC) in 2004. Annual revenues of $124.0 million in 2004 decreased 7.9% from $134.6 million in 2003 primarily due to a lower average rate per minute of use in 2004, partially offset by higher settlements received in 2004 than in 2003.

In accordance with generally accepted accounting principles, in connection with the audit of Pac-West’s year-end financial statements, the company tested its long-lived tangible and intangible assets to determine whether events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable from future undiscounted cash flows. Primarily as a result of ongoing price compression and recent industry trends in the dial-up Internet access market, Pac-West recorded non-cash asset impairment charges of $54.9 million. The amount of the impairment charges were calculated by determining the difference between the net carrying value of Pac-West’s fixed assets and goodwill compared to the fair market value of those assets. Net loss for the fourth quarter of 2004 was $55.6 million, after giving effect to the non-cash impairment charges of $54.9 million, compared with a net loss of $3.1 million in the third quarter of 2004 and a net loss of $9.8 million for the fourth quarter of 2003. Annual net loss was $75.0 million for 2004, after giving effect to the non-cash impairment charges of $54.9 million, compared to $15.3 million for 2003.

Ravi Brar, Pac-West’s Chief Financial Officer, added, “We currently expect that during 2005 our core business and balance sheet will undergo significant changes. In particular, the impairment of our long-lived assets will significantly reduce the future depreciation expense associated with those assets. Furthermore, proceeds from the anticipated sale of our enterprise customer bases along with a portion of our cash on hand will be used to repay our outstanding note payable with Deutsche Bank and retire the associated warrants. We believe these transactions will occur in the first quarter, and expect to significantly reduce our ongoing interest expense as well as de-leverage our balance sheet and remove the overhang associated with warrants covering 26.7 million shares of our common stock.”

Operating Highlights

Total minutes of use achieved record levels in 2004, increasing 5.3% to 11.9 billion in the fourth quarter of 2004 from 11.3 billion in the third quarter of 2004, and increasing 7.2% from 11.1 billion in the fourth quarter of 2003. Total minutes of use for the fiscal year 2004 were 44.7 billion, a 7.2% increase from 41.7 billion minutes of use for fiscal year 2003.

 Financial Highlights

($millions, except per share amounts)	4Q 2004	3Q 2004	4Q 2003	YTD 2004	YTD 2003
Total revenues	$35.1	$31.7	$28.1	$124.0	$134.6
Net loss	$(55.6)	$(3.1)	$(9.8)	$(75.0)	$(15.3)
Loss per share diluted	$(1.52)	$(0.08)	$(0.27)	$(2.05)	$(0.42)
Cash, cash equivalents & short-term investments	$42.8	$34.0	$34.7	$42.8	$34.7
Minutes of Use (billions)	11.9	11.3	11.1	44.7	41.7

Revenues - Pac-West’s total revenues for the fourth quarter of 2004 increased 10.7% to $35.1 million from $31.7 million in the third quarter of 2004 primarily due to the $5.9 million settlement received from SBC in the fourth quarter of 2004 compared to a $4.8 million settlement received from SBC in the third quarter of 2004. Total revenues for the fourth quarter of 2004 increased 24.9% from $28.1 million in the fourth quarter of 2003 primarily due to the SBC settlement. Annual revenues of $124.0 million in 2004 decreased 7.9% from $134.6 million in 2003 primarily due to a lower average rate per minute of use resulting from the implementation of the FCC Intercarrier ISP Order in mid-2003 partially offset by higher settlements received in 2004 over 2003.

Expenses - Network expenses increased 14.1% to $9.7 million in the fourth quarter of 2004 from  $8.5 million in the third quarter of 2004 primarily due to the receipt of negotiated supplier credits in the third quarter of 2004. Network expenses were relatively constant in the fourth quarter of 2004 compared to  $9.8 million in the fourth quarter of 2003. Annual network expenses of $39.8 million in 2004 increased by 9.6% from $36.3 million in 2003 primarily due to fewer negotiated supplier credits received in 2004 than in 2003.

Selling, general and administrative expenses (SG&A) were $15.1 million in the fourth quarter of 2004, an increase of 4.1% from $14.5 million in the third quarter of 2004, and a 3.4% increase from $14.6 million in the fourth quarter of 2003 primarily due to costs incurred with the pending sale of Pac-West’s enterprise customer base to TelePacific Communications. Annual SG&A expenses of $58.1 million in 2004 decreased by 1.9% from $59.2 million in 2003 primarily due to lower costs for repairs and maintenance and insurance, partially offset by the costs incurred with the pending sale of Pac-West’s enterprise customer base to TelePacific Communications.

Net Loss - Net loss for the fourth quarter of 2004 was $55.6 million, after giving effect to the non-cash impairment charges of $54.9 million, compared with a net loss of $3.1 million in the third quarter of 2004 and a net loss of $9.8 million for the fourth quarter of 2003. Annual net loss was $75.0 million for 2004, after giving effect to the non-cash impairment charges of $54.9 million, compared to $15.3 million for 2003. Net loss widened for the year and in the fourth quarter of 2004 primarily due to the non-cash asset impairment charges of $54.9 million in the fourth quarter of 2004.

Adjusted EBITDA - (Earnings before interest, net, income taxes, depreciation and amortization and adjusted for restructuring charges, impairment charges, gain/loss from asset dispositions and gain/loss on extinguishment of debt.) Adjusted EBITDA for the fourth quarter of 2004 increased to $10.4 million from $8.7 million for the third quarter of 2004, and $3.7 million for the fourth quarter of 2003. For the year ended December 31, 2004, Adjusted EBITDA declined to $26.1 million from $39.1 million for 2003. See reconciliation of non-GAAP financial measures below.

Liquidity - As of December 31, 2004, the company’s cash, cash equivalents and short-term investments were $42.8 million, an increase of $8.8 million from $34.0 million at September 30, 2004. For the year, cash, cash equivalents and short-term investments increased $8.1 million from $34.7 million as of December 31, 2003. The increase in cash, cash equivalents and short-term investments at December 31, 2004 was primarily due to the SBC settlement and deposits received from TelePacific Communications associated with the pending sale of Pac-West’s enterprise customer base.

Reconciliation of Non-GAAP Financial Measures

Although Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles, the company believes Adjusted EBITDA is a common measure used by analysts and investors to evaluate its capacity to meet its obligations. Management also uses Adjusted EBITDA as an internal measurement tool, and accordingly, believes that the presentation of Adjusted EBITDA provides useful and relevant information. The reconciliation of Adjusted EBITDA to operating cash flow for the periods presented is:

($millions)	4Q 2004	3Q 2004	4Q 2003	YTD 2004	YTD 2003
Net loss	$(55.6)	$(3.1)	$(9.8)	$(75.0)	$(15.3)
Interest expense, net	3.3	3.1	3.5	12.1	13.1
Income tax benefit	-	-	(3.8)	-	(6.5)
Depreciation and amortization	7.6	7.8	10.1	32.5	44.0
Restructuring charges	-	0.1	-	0.5	0.1
Impairment of assets	54.9	-	-	54.9	-
Loss on disposal of assets	0.2	0.8	-	1.1	-
Loss on extinguishment of debt	-	-	3.7	-	3.7
Adjusted EBITDA	$10.4	$8.7	$3.7	$26.1	$39.1

Changes in operating assets and liabilities	3.5	(2.4)	0.1	2.3	(7.8)
Interest expense, net	(3.3)	(3.1)	(3.5)	(12.1)	(13.1)
Allowance for doubtful accounts receivable	(0.2)	-	0.1	(0.2)	0.2
Amortization of deferred stock compensation	0.1	0.1	-	0.2	-
Operating Cash Flow	$10.5	$3.3	$0.4	$16.3	$18.4

Investor Call

Management is holding an investor conference call on Friday, March 4, 2005 at 8:30 a.m. PT/11:30 a.m. ET to discuss the quarterly and year-end results. Investors are invited to participate by dialing 1-888-291-0829 or 706-679-7923. A live webcast will be available on Pac-West’s website at www.pacwest.com/investor. A replay will be available through March 20, 2005 by dialing 1-800-642-1687 or 706-645-9291 (ID# 4030545).

Supplemental Financial and Operational Data

Additional supplemental financial and operational data can be accessed in a summary that is posted on Pac-West’s website at www.pacwest.com/investor/supplemental. Pac-West’s filings with the SEC are also available online at www.pacwest.com/investor.

About Pac-West Telecomm, Inc.

Founded in 1980 and first incorporated in 1981, Pac-West Telecomm, Inc. has been offering telephone service to its customers since 1982. Pac-West's network averages over 120 million minutes of voice and data traffic per day, and carries an estimated 20% of the dial-up Internet traffic in California. In addition to California, Pac-West has operations in Nevada, Washington, Arizona, and Oregon. For more information, please visit Pac-West’s website at www.pacwest.com.

Forward-Looking Statements

In this press release, our use of the words "outlook," "expect," "anticipate," "estimate," "forecast," "project," "likely," "objective," "plan," "designed," "goal," "target," and similar expressions is intended to identify forward-looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important risk factors that are described in our Annual Report on Form 10-K for the period ended December 31, 2003, as filed with the SEC on March 30, 2004, which may be revised or supplemented in subsequent reports filed by us with the SEC. Such risk factors include, but are not limited to: our substantial indebtedness; an inability to generate sufficient cash to service our indebtedness; regulatory and legal uncertainty with respect to intercarrier compensation payments received by us; the declining rate at which intercarrier compensation payments are determined; the inability to expand our business as a result of the unavailability of funds to do so; adverse affects on our operations as a result of covenants in agreements related to our borrowings; the loss of key executive officers could negatively impact our business prospects; the possible delisting of our common shares from the Nasdaq SmallCap Market; and our principal competitors for local services and potential additional competitors have advantages that may adversely affect our ability to compete with them.

Pac-West Telecomm, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share amounts)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	(unaudited)		(unaudited)
	2004	2003	2004	2003

Revenues	$35,094	$28,090	$124,006	$134,640
Costs and expenses:
Network expenses	9,659	9,754	39,834	36,286
Selling, general and administrative	15,081	14,608	58,065	59,217
Depreciation and amortization	7,590	10,087	32,565	44,000
Restructuring charges	13	-	516	125
Impairment of assets	54,898	-	54,898	-
Total operating expenses	87,241	34,449	185,878	139,628
Loss from operations	(52,147)	(6,359)	(61,872)	(4,988)
Interest expense, net	3,254	3,503	12,106	13,043
Other (income) expense, net	238	3,688	1,055	3,719
Loss before income taxes	(55,639)	(13,550)	(75,033)	(21,750)
Income tax benefit	(3)	(3,767)	-	(6,500)
Net loss	$(55,636)	$(9,783)	$(75,033)	$(15,250)

Basic weighted average number of shares outstanding	36,694	36,528	36,655	36,481
Diluted weighted average number of shares outstanding	36,694	36,528	36,655	36,481
Basic and diluted net loss per share	$(1.52)	$(0.27)	$(2.05)	$(0.42)

CONDENSED CONSOLIDATED BALANCE SHEETS
($ thousands)	Dec. 31, 2004
	(unaudited)	Dec. 31, 2003

Cash, cash equivalents and short-term investments	$42,766	$34,657
Trade accounts receivable, net	12,774	7,713
Prepaid expenses and other current assets	5,316	4,576
Deferred tax assets	-	3,467
Total current assets	60,856	50,413
Property and equipment, net	43,413	121,211
Deferred financing costs, net	1,038	1,635
Other assets, net	1,745	943
Total assets	$107,052	$174,202

Accounts payable and accrued liabilities	$15,665	$11,133
Other current liabilities	8,407	11,957
Total current liabilities	24,072	23,090
Long-term debt	64,387	54,523
Capital lease payable	651	191
Deferred revenue	353	467
Deferred income taxes	-	3,467
Total liabilities	89,463	81,738
Stockholders' equity	17,589	92,464
Total liabilities and stockholders' equity	$107,052	$174,202

Certain prior period amounts have been reclassified to conform to current period presentations.